Exhibit 99.3

MARIADB MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless otherwise indicated or the context otherwise requires, references in this section to “MariaDB” “we”, “us” or “our” refer to MariaDB Corporation Ab and its consolidated subsidiaries prior to the closing of the Business Combination described below.

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the audited consolidated financial statements of MariaDB Corporation Ab and the related notes that appear in Exhibit 99.1 to this Current Report on Form 8-K (the “MariaDB Audited Consolidated Financial Statements”). Some of the information contained in this discussion and analysis, including information with respect to our planned investments in our research and development, sales and marketing, payment of our debt, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the sections “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” contained in this Current Report on Form 8-K or incorporated by reference herein from the final prospectus and definitive proxy statement of Mangomill plc filed with the Securities and Exchange Commission on October 24, 2022 for a discussion of forward-looking statements and important factors that could cause actual financial results and condition to differ materially from the results and condition described in or implied by the forward-looking statements contained in the following discussion and analysis. Additionally, our historical results and condition are not necessarily indicative of the financial results or condition that may be expected as of any other date or for any period in the future.

Overview

MariaDB is a new generation cloud database company whose products are used by companies big and small, reaching over a billion users through Linux distributions, downloaded over a billion times, and used across all types of use cases and industries. Built for all clouds (public, private and hybrid), our new generation relational database delivers the flexibility and elasticity businesses need in today’s world with the reliability and dependability necessary to power the most mission critical applications. Rooted in open source, MariaDB is open and transparent, working hand-in-hand with customers to solve their data storage and access challenges at a fraction of the cost of legacy databases.

We generate revenue primarily from two sources:

•

Subscriptions: subscriptions to MariaDB Enterprise solutions and SkySQL, our fully managed Database-as-a-service (“DBaaS”), which are sold in conjunction with post-contract support, or PCS. Our subscription agreements for Maria DB Enterprise solutions typically have terms of one to three years. MariaDB SkySQL subscriptions are available to customers on either a pay-as-you-go or one or multi-year subscription agreements. Our subscription agreements generally provide for future updates, upgrades, enhancements, and technical product support.

•	Services: professional services consisting primarily of consulting, training, remote database administration, and engineering architecture services.

MariaDB database solutions, including both MariaDB Enterprise and MariaDB SkySQL, are capable of supporting an organization’s growth, scaling to millions of users and millions of transactions per second with ease. The commercial components of our enterprise database solutions are the MariaDB Enterprise Server, MariaDB MaxScale, MariaDB Enterprise ColumnStore, and MariaDB Xpand, our distributed SQL database. These components, which can be installed by the customer on their specific hardware in a private data center or in a public cloud, are provided under a licensing framework that aims to protect our intellectual property and drive our software subscription model while still allowing for contributions to MariaDB open source code, which fosters a healthy, growing MariaDB ecosystem.

MariaDB SkySQL is a DBaaS in the cloud that enables customers to use MariaDB Enterprise Server, MariaDB Xpand or MariaDB ColumnStore analytical databases as a service, fully managed by MariaDB. This offering makes our database solutions available everywhere and offers enhanced growth opportunities by leveraging the market momentum of cloud services. MariaDB SkySQL can deploy and manage databases across Amazon Web Services (AWS) and Google Cloud (GCP) at scale with full availability redundancies.

To support our database solutions and increase customer satisfaction and retention, we provide professional services to aid our customers in making their applications on the MariaDB platform successful. Our service revenue accounted for 12% of our total revenue for each of the years ended September 30, 2022 and 2021. We continue to invest in our professional service offerings as part of our customer retention and expansion strategy.

Our database solutions are used globally by organizations of all sizes across a broad range of industries. We currently offer our products in the Americas, Europe, the Middle East, and Africa (“EMEA”), and Asia-Pacific, (“APAC”). Our revenue from those regions constituted 48%, 37%, and 15%, respectively, of our revenue for the year ended September 30, 2022, and 44%, 40%, and 16%, respectively, of our revenue for the year ended September 30, 2021. We believe international expansion represents a meaningful opportunity to generate further demand for our solutions in international markets. We plan to invest in our operations internationally to reach new customers by expanding in targeted key geographies where we believe there are opportunities for significant return on investment.

Business Combination

On January 31, 2022, we entered into the business combination agreement with Angel Pond Holdings Corporation, a Cayman Islands exempted company (“APHC”), Mangomill plc, an Irish public limited company and wholly owned subsidiary of APHC (“Irish Holdco”), and Meridian Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and wholly owned subsidiary of Irish Holdco (the “Merger Agreement”).

Concurrently with the execution of the Merger Agreement, APHC and Irish Holdco entered into Subscription Agreements with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Irish Holdco agreed to issue and sell to the PIPE Investors, an aggregate amount of 1,915,790 Combined Company Ordinary Shares at the effective time of the Merger (as defined below) in exchange for an aggregate purchase price of $18.2 million, as set forth in the Subscription Agreements (the “PIPE Investment”).

On December 16, 2022, certain transactions contemplated by the Merger Agreement were consummated. Pursuant to the Merger Agreement, (i) Merger Sub merged with and into APHC with APHC being the surviving entity and a subsidiary of Irish Holdco (the “Domestication Merger”); and (ii) MariaDB merged with and into Irish Holdco with Irish Holdco continuing as the surviving entity (the “Merger”). In addition, the PIPE Investment was consummated. The Domestication Merger, the Merger, and the other transactions contemplated by the Merger Agreement are collectively considered the “Business Combination.” In connection with the Business Combination, Irish Holdco changed its name to “MariaDB plc”. As soon as practicable following the Merger, APHC will be liquidated. The continuing entity after the closing of the Merger is referred to as the “Combined Company.”

Recent Acquisition

On August 2, 2022, MariaDB entered into a stock purchase agreement and completed the acquisition of 100% of the outstanding equity of Sector 42 Technologies, Inc. (“Sector 42”) a corporation registered under the laws of the Province of Ontario, and CubeWerx Inc. (“CubeWerx”), a corporation registered under the laws of the Province of Ontario, for a total purchase price of $3.8 million, consisting of cash consideration of $1.7 million, $0.1 million of deferred cash consideration, and equity consideration of $2.0 million (in the form of 2,363,354 common shares of MariaDB). The purchase price was subject to certain customary adjustments (including closing date indebtedness and net working capital adjustments). As of September 30, 2022, the common shares were issued but not registered with the Finnish Trade Registrar (although in November 2022 such shares were registered). With this acquisition, MariaDB acquired technology for managing and publishing geospatial data via open web services. Geographic data and information are becoming increasingly important and critical to businesses everywhere. New drones, satellites and sensors are contributing to the growing amount of location-based and imagery data available. We intend to offer the geospatial product to enable customers to manage and consume this type of data through our fully managed cloud service, MariaDB SkySQL.

Key Factors Affecting Our Performance

Adoption of Our Cloud Platform. Our future success depends in part on the market adoption of MariaDB SkySQL, our fully managed DBaaS solution, and our ability to compete with hyperscalers like AWS or GCP. While we see growing demand for MariaDB SkySQL, many large enterprises have invested substantial financial, technical and human resources in their legacy database products, despite their inherent limitations. Although this makes it difficult to predict customer adoption rates and future demand, we believe that the benefits of our DBaaS solution should enable us to capture a meaningful portion of a large market opportunity. Further, while we are attracting customers who are dissatisfied with the scalability and availability delivered by hyperscalers and are attracted to a better price / performance ratio with MariaDB SkySQL, the public cloud companies have more resources at their disposal. We believe that our differentiated technology and intellectual property will enable us to win over a meaningful number of AWS and GCP customers.

Acquiring New Customers. We believe that there is significant opportunity to expand our customer base by continuing to make substantial investments in sales, marketing, and brand awareness. Our ability to attract new customers will depend on several factors, including our success in recruiting, training, retaining, and scaling our sales and marketing organization, as well as our ability to capitalize on the competitive dynamics of our target markets. While our database solutions are built for organizations of all sizes and industries, we intend to expand our direct sales force with a primary focus on increasing sales to large enterprises. Secondarily, sales force expansion will be necessary to cover a wider array of global markets that are currently underserved.

Expansion Within Our Existing Customer Base. We believe that there is also a significant opportunity to drive additional sales to existing customers, and we expect to invest in sales and marketing and customer success personnel and activities to achieve additional revenue growth from existing customers. Our customers may potentially expand their subscriptions to our database solutions as they migrate additional existing applications or build new applications, either within the same department or in other lines of business or geographies. Further, as customers modernize their information technology infrastructure and move to the cloud, they may migrate applications from legacy databases. Our goal is to increase the number of customers that standardize on our database within their organization.

Investing in Growth and Scale of our Business. We are focused on our long-term revenue potential. We believe that our market opportunity is large, and we will continue to invest significantly in scaling across all organizational functions in order to grow our operations both domestically and internationally. We have a history of introducing successful new features and capabilities on our platform, and we intend to continue to invest heavily to grow our business to take advantage of our expansive market opportunity rather than optimize for profitability or cash flow in the near term.

Impact of the Ongoing COVID-19 Pandemic

The worldwide spread of COVID-19 has created significant uncertainty in the global economy. There have been no comparable recent events that provide guidance as to the effect the spread of COVID-19 as a global pandemic may have, and, as a result, the ultimate impact of COVID-19 and the extent to which COVID-19 continues to impact our business will depend on future developments, which are highly uncertain and difficult to predict.

While the full impact of the pandemic to our business remains unknown and we believe that our results of operations and financial condition have not been materially adversely impacted to date, we also believe that the pandemic has had some impact on our business. Our potential customers, existing customers, or partners may have experienced, or in the future could experience, downturns or uncertainty in their own business operations due to COVID-19, which may have affected or could affect purchasing and operating decisions.

In addition, the pandemic may have caused or cause potential customers to delay their purchasing decisions, or to extend their payment terms. In addition to the impact on customers, the pandemic has had some impact to our supply chain. In some instances, the timing of receipt of equipment ordered for internal use took much longer than normal, meaning cash was expended well before receipt of goods. Accordingly, our supply chain in the future may be disrupted, or we may be unable to obtain related equipment essential to our business on favorable terms or at all. However, based on the impact from the pandemic to date, we believe we have sufficient reserves to minimize any material impact to our business operations should such a disruption occur.

In response to the COVID-19 pandemic, on March 16, 2020, we temporarily closed our office in Redwood City, CA, enabled our workforce to work remotely, and implemented travel restrictions for non-essential business. These changes remained in effect until June 15, 2021, when we officially reopened our office. The changes we have implemented to date have not affected and are not expected to materially affect our ability to maintain operations, including financial reporting systems, internal controls over financial reporting, and disclosure controls and procedures. Furthermore, after the outbreak of COVID-19, we have seen slower growth in certain operating expenses due to reduced business travel and the virtualization or cancellation of customer and employee events.

The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted. The global impact of COVID-19 continues to evolve, and we will continue to monitor the situation and the effects on our business and operations.

Key Business Metrics

We monitor the key business metrics set forth below to help us evaluate our business and growth trends, establish budgets, measure the effectiveness of our sales and marketing efforts, and assess operational efficiencies. The definition and calculation of the key business metrics discussed below may differ from other similarly titled metrics used by other companies, competitors, industry experts, securities analysts, and investors. The following sets forth our key business metrics for the periods presented:

($ in thousands)	For the year ended September 30,
	2022	2021
Total Annual Recurring Revenue	$50,223	$40,242
Total Net Revenue Retention Rate	107%	108%
Customers	697	571

Annual Recurring Revenue

We view Annual Recurring Revenue (“ARR”) as an important indicator of our financial performance and operating results given the renewable nature of our business. ARR does not have a standardized meaning and is therefore unlikely to be comparable to similarly titled metrics presented by other companies.

We define ARR as the annualized revenue for our subscription customers, excluding revenue from nonrecurring contract services (e.g., time and material consulting services). For our annual subscription customers, we calculate ARR as the annualized value of their subscription contracts as of the measurement date, assuming any contract that expires during the next 12 months is renewed on its existing terms (including contracts for which we are negotiating a renewal).

In the event that we are negotiating a renewal with a customer after the expiration of their subscription, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new subscription or renewal, or until we are notified that the customer will not be renewing its subscription.

Additionally, a subset of customers under the MariaDB SkySQL subscription service offering has monthly pay-as-you-go contract terms. We calculate ARR as their monthly recurring revenue as of the measurement date, multiplied by 12. We consider these annualized pay-as-you-go revenues relevant in the determination of ARR as it aligns with our strategic goal to convert the pay-as-you-go customers to annual subscription customers.

Our calculation of ARR is not adjusted for the impact of any known or projected events that may cause any such contract not to be renewed on its existing terms. Consequently, our ARR may fluctuate within each quarter and from quarter to quarter. This metric should be viewed independently of U.S. GAAP revenue and does not represent U.S. GAAP revenue on an annualized basis, as it is an operating metric that can be impacted by contract start and end dates and renewal rates. ARR is not intended to be a replacement for or forecast of revenue.

Net Revenue Retention Rate

We believe that net revenue retention rate is an important measure of the health of our business and our future growth prospects as it measures the growth in the use of our database by our existing subscription customers.

We calculate our dollar-based net retention rate as of a period end by starting with the ARR from the cohort of all subscription customers as of 12 months prior to such period end, or prior period value. We then calculate the ARR from this same customer cohort as of the current period end, or current period value, which includes any growth in the value of subscriptions and reflects the growth or contraction in customer attrition over the prior 12 months. We then divide the current period value by the prior period value to arrive at our dollar-based net retention rate. The dollar-based net retention rate includes the effect of our subscriptions that expand, renew, contract, or terminate, but excludes ARR from new customers in the current period. Our dollar-based net retention rate is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity.

Customers

We believe the number of customers is an important indicator of the growth in our business and future revenue trends. We calculate our total number of customers at the end of each period, and we include in this calculation each customer account that has an active subscription contract with us or with which we are negotiating a renewal contract at the end of a given period. Each party with which we enter into a subscription contract is considered a unique customer and, in some cases, a single organization may be counted as more than one customer (i.e., when two or more business units of an enterprise customer each enter into subscription contracts). We exclude pay-as-you-go customers from our calculation. Our customer count is subject to adjustments for acquisitions, consolidations, spin-offs, and other market activity.

Key Components of Results of Operations

Revenue

We derive revenue primarily from subscriptions, and to a lesser extent, services.

Subscription revenue. Our subscription revenue is primarily derived from open source term-based software to MariaDB Enterprise Server and our other enterprise solutions integrated with post-contract support, or PCS, as well as DBaaS-based revenue from our SkySQL offering. PCS includes technical support and maintenance and the right to receive unspecified (when-and-if-available) updates, upgrades and enhancements during the subscription term. Because subscription contracts are generally structured with a one-year and/or multi-year commitments, we record a large portion of that revenue on our balance sheets as deferred revenue, which is then recognized ratably on our consolidated statements of operations and comprehensive loss over the term of the subscription. The non-cancelable term of our subscription arrangements typically ranges from one to three years (with the exception of some SkySQL customers who have month-to-month, or “pay-as-you-go” arrangements).

Revenue from SkySQL, our cloud-based offering, is based on usage-based minimum commitments and is recognized on a usage basis, as usage represents a direct measurement of the value to the customer of the subscription transferred as of a particular date relative to the total value to be delivered over the term of the contract. Pricing is based on the consumption of computational resources, network resources and storage resources. Customers have the option to pay monthly or annually based upon negotiated payment terms.

Services revenue. Services revenue consists of revenue from professional services, including remote database administration, engineering architecture, software installation, monitoring, maintenance, and reporting, as well as other services including consulting and training.

We expect our total revenue may vary from period to period based on, among other things, the timing and size of new subscriptions, the rate of customer renewals and expansions, delivery of professional services, ramp time and productivity of our sales force, the impact of significant transactions, seasonality, and fluctuations in customer consumption for our usage-based offering.

Cost of revenue

Cost of subscription revenue. Cost of subscription revenue consists of expenses for providing our database products and services to our customers. These expenses include third-party cloud infrastructure costs, network and bandwidth costs, credit card processing fees, and revenue share associated with selling third-party software tools. We expect our cost of subscription revenue to increase in absolute dollars and as a percent of revenue as our subscription revenue increases.

Cost of services revenue. Cost of services revenue primarily includes personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation, for employees associated with our professional services, including our remote database administration and engineering architecture services, and travel-related costs. We expect our cost of services revenue to increase both in absolute dollars and as a percent of revenue as our services revenue increases.

Gross profit and gross margin

Gross profit. Gross profit represents revenue less cost of revenue.

Gross margin. Gross margin, or gross profit as a percentage of revenue, has been and will continue to be affected by a variety of factors, including the average sales price of our subscriptions and services, changes in our revenue mix, including the mix of revenue between our subscription and service offerings, volume-based pricing discounts for purchases of third-party cloud infrastructure services, and infrastructure optimization. We expect our gross margin to fluctuate over time depending on the factors described above.

Operating expenses

Our operating expenses consist of research and development (R&D), sales and marketing, and general and administrative expenses. Personnel-related costs are the most significant component of each category of operating expenses.

Research and development. Research and development expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits and stock-based compensation, as well as contractor and professional services fees, software and subscription services dedicated for use by our research and development organization, and allocated overhead. We expect our research and development expenses will continue to increase in absolute dollars as our business grows and we continue to invest in our product and service offerings.

Sales and marketing. Sales and marketing expenses consist primarily of personnel-related costs, including salaries, sales commissions, bonuses, benefits, stock-based compensation, third-party costs related to marketing programs, and travel-related costs, as well as allocated overhead. Sales commissions are generally paid upfront on sales bookings; however, the timing of payment is based on sales incentive plans and customer contractual terms related to the underlying customer contract. The deferred commission amounts are recoverable through the future revenue streams under the non-cancelable customer contracts. For customer contracts greater than one year, commissions are deferred, recorded on the balance sheet and amortized over the life of the contract. Amortization of deferred commissions is included in sales and marketing expense in the consolidated statements of operations and comprehensive loss. Marketing programs consist of advertising, events, corporate communications, and brand-building and developer-community activities. We expect our sales and marketing expenses will increase in absolute dollars over time as we expand our sales force, increase our marketing resources, and expand into new markets.

General and administrative. General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation associated with our finance, legal, human resources, and other administrative personnel. In addition, general and administrative expenses include non-personnel related costs, such as fees for professional services, and expenses associated with software and subscription services dedicated for use by our general and administrative functions. Following the closing of the

Business Combination, we expect to incur additional expenses as a result of operating as a public company, including costs to comply with the rules and regulations applicable to companies listed on a national securities exchange, costs related to SEC compliance and reporting obligations, and increased expenses for investor relations and professional services. We expect that our general and administrative expenses will increase in absolute dollars as our business grows.

Other (expense) income

Interest expense. Interest expense consists primarily of interest on short-and-long term debt on the consolidated balance sheets.

Change in fair value of warrant liabilities. Change in fair value of warrant liabilities includes remeasurement to fair value each reporting period of our warrant liabilities. We will continue to record adjustments to the fair value of the preferred share warrants until they are exercised, expire or at such time as the warrants qualify for equity accounting treatment. See “Critical Accounting Policies and Estimates—Warrant Liabilities” for further discussion.

Other income (expense), net. Other income (expense), net, consists primarily of foreign exchange gains and losses resulting from fluctuations in foreign exchange rates.

Income tax expense. Income tax expense consists primarily of federal and state income taxes in the United States and income taxes in certain foreign jurisdictions in which we conduct business. We assess the need for a valuation allowance against our deferred income tax assets. In assessing the ability to realize the deferred tax assets, we consider whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of the deferred tax asset is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. We believe it is more likely than not that the deferred tax asset will not be realized, and we have accordingly recorded a full valuation allowance as of September 30, 2022 and 2021.

Results of Operations

The following table sets forth our consolidated statements of operations for the periods indicated (amounts stated in thousands):

Overview for Years Ended September 30, 2022 and 2021

	Year Ended September 30,
	2022	2021
Revenue:
Subscription	$38,451	$31,806
Services	5,234	4,222

Total revenue	43,685	36,028

Cost of revenue:
Subscription	6,595	5,292
Services	6,966	4,334

Total cost of revenue	13,561	9,626

Gross profit	30,124	26,402
Operating expenses:
Research and development	35,416	24,828
Sales and marketing	27,938	19,065
General and administrative	15,161	8,485

Total operating expenses	78,515	52,378

Loss from operations	(48,391)	(25,976)
Other (expense) income:
Interest expense	(1,608)	(2,773)
Change in fair value of warrant liabilities	(5,712)	3,626
Other income (expense), net	7,141	(235)

Loss before income tax expense	(48,570)	(25,358)
Income tax expense	(81)	(84)

Net loss	$(48,651)	$(25,442)

Comparison of Years Ended September 30, 2022 and 2021

Revenue

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Revenue
Subscription	$38,451	$31,806	6,645	20.9%
Services	5,234	4,222	1,012	24.0%

Total revenue	$43,685	$36,028	7,657	21.3%

Subscription revenue

Subscription revenue increased by $6.6 million, or 20.9%, from $31.8 million for the year ended September 30, 2021 to $38.5 million for the year ended September 30, 2022. Approximately 67% of the increase in revenue was attributable to growth from existing customers with the remaining increase attributable to new customers. Our customer base grew from 571 customers as of September 30, 2021 to 697 customers as of September 30, 2022.

Services revenue

Services revenue increased by $1.0 million, or 24%, from $4.2 million for the year ended September 30, 2021 to $5.2 million for the year ended September 30, 2022. The increase in services revenue was primarily due to an increase in new engineering architecture and remote database administration services deals closed.

Cost of revenue, Gross profit and Gross margin

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Cost of revenue
Subscription	$6,595	$5,292	1,303	24.6%
Services	6,966	4,334	2,632	60.7%

Total cost of revenue	$13,561	$9,626	3,935	40.9%

Gross profit	30,124	26,402	3,722	14.1%
Gross margin	69.0%	73.3%	NA	NA

Cost of subscription revenue

Cost of subscription revenue increased by $1.3 million, or 24.6%, from $5.3 million for the year ended September 30, 2021 to $6.6 million for the year ended September 30, 2022. The increase in cost of subscription revenue was primarily due to a 79.7% increase in third-party hosting infrastructure related to growth in our customer base, a 59% increase in personnel-related costs associated with increased headcount, and a 24.8% increase in costs related to third-party tools.

Cost of services revenue

Cost of services revenue increased by $2.6 million, or 60.7%, from $4.3 million for the year ended September 30, 2021 to $7.0 million for the year ended September 30, 2022. The increase in cost of services revenue was due to personnel-related costs associated with increased headcount in our services organization.

Gross margin

Gross margin declined from 73.3% in the year ended September 30, 2021 to 69.0% for the year ended September 30, 2022. While services headcount at September 30, 2022 increased 50% from September 30, 2021, a portion of the headcount took on additional pre-sales work for which there was no corresponding revenue. This negatively impacted our overall gross margin.

Operating expenses

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Operating expenses
Research and development	$35,416	$24,828	10,588	42.6%
Sales and marketing	27,938	19,065	8,873	46.5%
General and administrative	15,161	8,485	6,676	78.7%

Total operating expenses	$78,515	$52,378	26,137	49.9%

Research and development

Research and development expense increased by $10.6 million, or 42.6%, from $24.8 million for the year ended September 30, 2021 to $35.4 million for the year ended September 30, 2022. The increase was primarily attributable to a $6.0 million increase in personnel-related expenses associated with the growth in headcount, a $4.0 million increase in costs associated with subscription services for use by our internal R&D organization, and a $0.6 million increase in other operating expenses such as travel and facilities.

Sales and marketing

Sales and marketing expense increased by $8.9 million, or 46.5%, from $19.1 million for the year ended September 30, 2021 to $27.9 million for the year ended September 30, 2022. The increase was primarily attributable to a $5.7 million increase in personnel-related expenses associated with the growth in headcount, a $2.2 million increase in demand generation and other marketing activities, the purpose of which is to drive growth in the pipeline with high-quality leads, and a $1 million increase in other operating expenses, including professional fees and travel associated with more in-person company events and conferences compared to the prior year.

General and administrative

General and administrative expenses increased by $6.7 million, or 78.7%, from $8.5 million for the year ended September 30, 2021 to $15.2 million for the year ended September 30, 2022. Professional fees grew $3.9 million due to the additional resources needed to effect the Business Combination and to effect the Series D Preferred Shares financing described in Note 8 to the MariaDB Audited Consolidated Financial Statements. In addition, personnel-related expenses grew $1.9 million, which includes headcount growth in all administrative areas to support growth in business activities, and other operating expenses grew $0.9 million, reflecting higher technology-related costs to support the business along with higher office and facilities expenses related to increases in annual rent and maintenance expenses.

Interest expense

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Interest expense	$(1,608)	$(2,773)	1,165	(42.0)%

Interest expense decreased by $1.2 million, or 42%, from $2.8 million for the year ended September 30, 2021 to $1.6 million for the year ended September 30, 2022. The decline was due to repayment in early 2022 of the Capital Loan with the European Investment Bank (“EIB”) described in Note 13 to the MariaDB Audited Consolidated Financial Statements, thus resulting in less amortization of debt discount.

Change in fair value of warrant liabilities

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Change in fair value of warrant liabilities	$(5,712)	$3,626	(9,338)	NM

Our warrant liabilities are remeasured at the end of each quarter to reflect changes in the fair value of warrant liabilities. Fair value is estimated using the Black-Scholes option-pricing model. The primary driver of the increase to change in fair value of warrant liabilities was the increase in fair value associated with the 2017 Series C Warrants held by EIB (“2017 Series C Warrants”) that were repurchased by the Company, subject to the maximum purchase price settlement of €8 million in the year ended September 30, 2022. The change in remaining unsettled warrants as of September 30, 2022 was driven by mark-to-market adjustment to reflect the fair value of the warrants. The change in fair value is recorded on the consolidated statement of operations until the warrants are exercised, expire, or other facts and circumstances lead the warrant liabilities to be reclassified to stockholders’ equity (deficit). For additional information, see Note 7 to the MariaDB Audited Consolidated Financial Statements.

Other income (expense), net

	For the year ended September 30,		Change
	2022	2021	$	%

	(in thousands)
Other income (expense), net	$7,141	$(235)	7,376	NM

Other income (expense), net increased by $7.4 million from ($0.2) million for the year ended September 30, 2021 to $7.1 million for the year ended September 30, 2022. The increase was related to currency exchange gains related to transactions denominated in a foreign currency.

Income taxes

The effective tax rate realized for each period was significantly below the statutory rate of 21%, as we incurred significant operating losses during each reporting period and did not recognize an income tax benefit associated with these losses because a full valuation allowance is maintained against our net deferred income tax assets in our primary taxable jurisdiction. Amounts reflected in income tax expense generally represent various foreign income taxes. Based on the weight of negative evidence and our projections of future taxable income, we expect to maintain our valuation allowance for the foreseeable future.

Non-GAAP Financial Measures

To supplement our financial results which are prepared and presented in accordance with U.S. GAAP, we provide investors with non-GAAP financial measures including Adjusted EBITDA and Adjusted EBITDA margin, as defined below. These measures are presented for supplemental informational purposes only, have limitations as analytical tools and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of these measures as tools for comparison. Because of these limitations, when evaluating our performance, you should consider each of these non-GAAP financial measures alongside other financial performance measures, including the most directly comparable financial measure calculated in accordance with GAAP and our other GAAP results. A reconciliation of each of our non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP is set forth below.

Adjusted EBITDA and Adjusted EBITDA Margin

We define Adjusted EBITDA as net loss before (1) interest expense, (2) income tax expense or benefit, (3) depreciation and amortization, (4) stock-based compensation, (5) change in fair value of warrant liabilities, and (6) other income (expense), net, and any other one-time non-recurring transaction amounts impacting the statement of operations during the relevant period. We believe that Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across periods. Our management uses Adjusted EBITDA to assess our operating performance and to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that Adjusted EBITDA, when considered together with our GAAP financial results, provides meaningful supplemental information regarding our operating performance by excluding certain items that may not be indicative of our business, results of operations or outlook, such as the impact of our capital structure (primarily interest charges) and asset base (primarily depreciation and amortization), items outside the control of the management team (taxes), expenses that do not relate to our core operations, and other non-cash items, including stock-based compensation, unrealized gains and losses related to foreign currency translation (included in other income (expense), net), and changes in fair value of warrant liabilities. We consider Adjusted EBITDA to be an important measure because it helps illustrate underlying trends in our business and our historical operating performance on a more consistent basis.

Adjusted EBITDA margin means Adjusted EBITDA as a percentage of revenue determined in accordance with GAAP. We calculate Adjusted EBITDA margin by dividing Adjusted EBITDA by total GAAP revenue. We believe that Adjusted EBITDA margin helps us to better understand MariaDB’s normalized operating performance (excluding certain non-indicative items) in the context of GAAP revenue providing management with important supplemental information in understanding business efficiency and trends.

Our calculation of Adjusted EBITDA and Adjusted EBITDA margin may differ from how other companies, including companies in our industry, calculate these or similarly titled non-GAAP measures, which could reduce the usefulness of these measures as tools for comparison. Because of these limitations, when evaluating our performance, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including our net loss and other GAAP results.

($ in thousands)	For the year ended September 30,
	2022	2021
Net Loss	$(48,651)	$(25,442)
Adjustments:
Interest expense	1,608	2,773
Income tax expense	81	84
Depreciation and amortization	584	546
Stock-based compensation	1,870	518
Change in fair value of warrant liabilities	5,712	(3,626)
Other income (expense), net	(7,141)	235

Adjusted EBITDA	$(45,937)	$(24,912)

Net Loss Margin	(111)%	(71)%
Adjusted EBITDA Margin	(105)%	(69)%

Liquidity and Capital Resources

To date, our primary sources of liquidity are from the collection of proceeds from the subscriptions of customers, funds raised through private placements of equity securities, and debt borrowings. In January 2022, we completed an equity financing in which we raised gross proceeds totaling $103.8 million from the issuance of our Series D Preferred Shares.

We measure liquidity in terms of our ability to fund the cash requirements of our business operations, including working capital, capital expenditure needs, contractual obligations, and other commitments, with cash flows from operations and other sources of funding. Our primary short-term requirements for liquidity and capital relate mainly to employee compensation and benefits, funds for general working capital, expenses relating to the Business Combination, debt interest payments, and redemption of EIB’s remaining 2017 Series C Warrants as described below. Our primary long-term liquidity needs are related to potential acquisitions and the repayment of our loans. Our ability to expand and grow our business will depend on many factors, including working capital needs and the evolution of our operating cash flows.

We have incurred losses and generated negative cash flow from operations since inception, including the years ended September 30, 2022 and 2021. As of September 30, 2022, we had an accumulated deficit of $200.3 million.

As of September 30, 2022, we had $4.8 million in cash and cash equivalents and $26.0 million of short-term investments. We do not believe our existing cash and cash equivalents, short-term investments, cash provided by sales of database subscriptions, and sales of our services will be sufficient to meet our projected operating requirements and capital expenditures over the next 12 months following the date on which the MariaDB Audited Consolidated Financial Statements were issued. We believe that this raises substantial doubt about our ability to continue as a going concern. As a result of our growth plans, both domestically and internationally, we expect that losses and negative cash flows from operations will continue in the future. Our future capital requirements may depend on many factors, including our subscription revenue growth rate, subscription renewals, billing timing and frequency, the timing and extent of spending to support development efforts, the expansion of sales and marketing activities, the need for necessary technology and operating infrastructure to support the business, the introduction of new and enhanced database features and functionality, and the continued market adoption of our database solutions. We may in the future pursue acquisitions of businesses, technologies, assets and talent, which may also require additional capital.

We have not been and are not currently profitable and cannot provide assurance that we will ever be profitable. We are likely to be required to seek additional equity or debt financing. Our liquidity may be significantly affected because of our access to cash through debt or equity markets potentially proving challenging due to recent volatility in the capital markets, the rising interest rate environment, changes in customer traffic, higher costs due to inflation, and labor shortages. Additional financing from outside sources may not be available on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies or businesses, our competitive position could weaken, and our business, growth prospects, financial condition, and results of operations could be materially adversely affected. See Note 1 to the MariaDB Audited Consolidated Financial Statements for additional information on this assessment.

In connection with the consummation of the Business Combination, APHC received requests for redemption from the holders of 26,292,557 Class A Ordinary Shares of APHC and used $266.3 million in proceeds from the trust account established in connection with APHC’s IPO to redeem such shares, such that the remaining $2.6 million from the APHC trust account was available to the Combined Company after the closing. In addition, the Combined Company raised proceeds of $18.2 million from the consummation of the PIPE Investment. We anticipate that the Combined Company’s cash, cash equivalents, short-term investments, and cash provided by sales of database subscriptions and services will not be sufficient to meet the Combined Company’s projected working capital and operating needs. The Combined Company anticipates needing to raise additional capital to meet its projected working capital, operating needs, and debt repayment for periods after June 30, 2023. The Combined Company’s future capital requirements will also be dependent on the same factors described above with respect to MariaDB, as well as other factors, including increased costs associated with being a public company. Additional debt or equity financing may not be available to the Combined Company on acceptable terms or at all. If the Combined Company is unable to raise additional capital or generate cash flows necessary to expand its operations and invest in new technologies or businesses, its competitive position could weaken, and its business, growth prospects, financial condition and results of operations could be materially adversely affected.

Deferred Revenue

We typically invoice our subscription customers annually in advance. Therefore, a substantial source of our cash is from such prepayments, which are included on our consolidated balance sheets as deferred revenue. Deferred revenue consists of billed fees for our subscriptions, prior to satisfying the criteria for revenue recognition, which are subsequently recognized as revenue in accordance with our revenue recognition policy. As of September 30, 2022, we had total deferred revenue of $31.6 million, and a remaining performance obligation of $55.4 million. We expect to recognize revenue on approximately 47.3% of these remaining performance obligations over the next 12 months. Our subscription contracts are recognized ratably over the contract terms; accordingly, the majority of our noncurrent remaining performance obligation is expected to be recognized in the next 13 to 36 months, with the remainder recognized thereafter.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Leases

We have non-cancelable operating lease contracts primarily for facilities for office use expiring from November 2022 to October 2024, some of which include options to extend the lease. Leases of facilities generally have lease terms between 1 and 5 years. As of September 30, 2022, we had fixed minimum lease payments of $0.7 million.

Debt

R&D loan

On April 1, 2015, we entered into a R&D loan agreement with the Finnish State Treasury (“R&D Loan”) in the aggregate amount of €0.5 million for research and development purposes. The R&D Loan accrued interest at 1.0% per annum with a maturity date of November 9, 2022. These funds were used to support our R&D efforts.

The Company fully repaid the R&D Loan on the maturity date.

Loan facility agreement with European Investment Bank

On April 7, 2017, we entered into a loan facility agreement (the “Facility”) with EIB in the aggregate principal amount not exceeding €25 million for the purpose of financing certain research and development and growth-related expenditures. The Facility is structured partly as a capital loan of €10 million (“Capital Loan”), and partly as a term loan of €15 million (“Term Loan”).

The Term Loan was disbursed on October 11, 2019 and has a maturity date of October 11, 2023. The Term Loan accrues interest between 6.0%-9.5% per annum, depending on MariaDB’s monthly recurring revenue. The effective interest rate on the Term Loan for the years ended September 30, 2022 and 2021 was 6.0%. As of September 30, 2022, we had an aggregate principal amount of $14.6 million (€15 million) of long-term debt.

The Capital Loan was disbursed on April 28, 2017 and had an original maturity date of April 28, 2021. No interest was required to be accrued or paid on the Capital Loan under its original terms. On April 26, 2021, the Capital Loan was amended to extend the maturity date to the earlier of (i) December 31, 2021 or (ii) the date falling 15 days after a new equity financing, and required interest accruing at a rate of 12.0% per annum from April 28, 2021 through maturity.

In December 2021, we amended our Facility to extend the maturity date of the Capital Loan to the earlier of (i) June 30, 2022 or (ii) 30 days after a new equity financing. On March 2, 2022, in connection with the Series D Preferred Shares financing described in Note 8 to the MariaDB Audited Consolidated Financial Statements, the Capital Loan became due. We repaid the outstanding principal of $11.6 million and accrued interest of $1.1 million.

Under the terms of the Facility, EIB was issued 2017 Series C Warrants with a put option. The original terms provided EIB the right (no earlier than 30 days prior to the maturity date of the Capital Loan) to require us to purchase a substantial portion of the warrants, with our obligation capped at the maximum amount of €8 million in connection with the exercise of the put option. On August 8, 2022, we received written notice from EIB exercising its put option under its 2017 Series C Warrants described in Note 7 to the MariaDB Audited Consolidated Financial Statements. As a result of EIB’s exercise of its put option, we were required to repurchase 5,000,194 warrants at the maximum purchase price of €8 million. During the fourth quarter of the year ended September 30, 2022, we net settled the warrants subject to the put option at a purchase price of $7.7 million. The remaining 2017 Series C Warrants held by EIB were settled upon consummation of the Business Combination as described in Note 19 to the MariaDB Audited Consolidated Financial Statements.

Cash Flows

The following table presents a summary of our cash flows for the years ended September 30, 2022 and 2021:

	For the year ended September 30,
	2022	2021
Net cash provided by (used in)
Operating activities	$(50,324)	$(18,537)
Investing activities	$(27,829)	$(419)
Financing activities	$82,592	$26

Operating activities

Cash used in operating activities consists mainly of our net loss adjusted for certain non-cash items, including stock-based compensation, depreciation of property and equipment, changes in fair value of warrant liabilities, amortization of acquired intangible assets, non-cash operating lease costs, amortization of deferred commissions, amortization of debt discount, loss on extinguishment of debt, net foreign exchange differences, and changes in operating assets and liabilities during the period.

For the year ended September 30, 2022, cash used in operating activities was $50.3 million, primarily consisting of our net loss of $48.7 million, adjusted for non-cash losses of $9.5 million, offset by net cash outflows of $11.2 million related to changes in our operating assets and liabilities. Non-cash losses included $1.5 million of unrealized foreign currency gains, offset by a change in the fair value of warrant liabilities of $5.7 million and other normal recurring non-cash charges. The main driver of the changes in operating assets and liabilities was a result of deferred equity issuance costs currently classified to prepaid expenses in anticipation of the Business Combination.

For the year ended September 30, 2021, cash used in operating activities was $18.5 million, primarily consisting of our net loss of $25.4 million, adjusted for non-cash charges of $0.4 million and net cash inflows of $6.5 million provided by changes in our operating assets and liabilities. Non-cash charges consisted of a $3.6 million gain on the change in fair value of warrant liabilities, which was offset by other normal non-cash charges. The main driver of the changes in operating assets and liabilities was an inflow resulting primarily from increased deferred revenue related to prepaid contract arrangements, partially offset by a related increase in deferred commissions.

Investing activities

Cash used in investing activities for the year ended September 30, 2022 was $27.8 million. The cash outflow resulted from the purchase of short-term investments of $35.3 million, the payment of $1.7 million representing the cash portion of the purchase price of the CubeWerx and Sector 42 acquisition, and the purchase of property and equipment to support operations of $0.3 million, offset by the subsequent sale of a portion of the short-term investments of $9.4 million.

Cash used in investing activities during the year ended September 30, 2021 was $0.4 million, resulting from the purchase of property and equipment to support operations.

Financing activities

Cash provided by financing activities for the year ended September 30, 2022 totaled $82.6 million and consisted of net proceeds for issuance of preferred stock of $95.5 million, net proceeds for the issuance of convertible notes of $5.0 million, and proceeds from the exercise of share options of $1.1 million, offset by the repayment of borrowings under the EIB Capital Loan of $11.2 million and settlement of a portion of EIB’s 2017 Series C Warrants for $7.7 million.

Cash provided by financing activities for the year ended September 30, 2021 was an immaterial amount and consisted of proceeds from stock option exercises, offset by principal repayments of long-term debt.

Qualitative and Quantitative Disclosures about Market Risk

We are exposed to market risks in the ordinary course of our business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

As of September 30, 2022, we had cash and cash equivalents of $4.8 million. On January 31, 2022, we closed our Series D Preferred Shares financing. Currently, the remaining related funds along with our other cash balances are held in cash accounts and short-term investments. Our short-term goal is to invest a portion of our cash in short-to-medium term investments in accordance with the investment parameters laid out in our Investment Policy Strategy. Currently we have little exposure to market risk due to fluctuations in interest rates but may in the future depending on the nature of our investments. The rate of interest on our EIB Term Loan that was disbursed on October 11, 2019 is not tied to fluctuations in interest rates; therefore, any change in market rates is not expected to impact the current interest rate on the Term Loan.

As of September 30, 2022, we had investment securities consisting of $26.0 million in U.S. Treasury Bills, all of which mature by December 2022. Due to the short-term nature of these investments, we believe there will be no associated material exposure to interest rate risk.

Foreign Currency Exchange Risk

We conduct business in several locations outside of the U.S. with a portion of our operating expenses denominated in the currencies of the countries in which our operations are located. These include Europe, United Kingdom, Canada, and India, among others. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. We have experienced and will continue to experience fluctuations in foreign exchange gains (losses) related to changes in foreign currency exchange rates, which may be significant. In the event our foreign currency denominated assets, liabilities, revenue, or expenses increase, our results of operations may be more greatly affected by fluctuations in the exchange rates of the currencies in which we do business. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

Our financial statements are prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. We evaluate our estimates and assumptions on an ongoing basis. Our estimates are based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our actual results and condition could differ from these estimates.

While our significant accounting policies are more fully described in Note 2 “Summary of Significant Accounting Policies” to the MariaDB Audited Consolidated Financial Statements, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates and therefore involve a greater degree of estimation uncertainty.

Revenue Recognition

We derive our revenue from (1) database-related subscription solutions, including term license and post-contract customer support, (2) consumption-based database-as-a-service offerings, and (3) professional services that include remote database administration, engineering architecture, software installation, monitoring, maintenance, and reporting, in addition to other services including consulting and training.

We recognize revenue in accordance with Accounting Standards Codification, Revenue from Contracts with Customers, when a contract with a customer exists, the control of the promised goods or services is transferred to our customers and the performance obligation has been satisfied, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services. A performance obligation is a promise in a contract to transfer a distinct good or service to the customer. The determination of distinct performance obligations may require judgment.

Our contracts with customers often contain multiple performance obligations that require an allocation of the transaction price to each performance obligation based on a relative standalone selling price. If the standalone selling price is not determinable, an estimate is used. We recognize revenue as the performance obligation is satisfied.

Determining whether products and services are considered distinct performance obligations that should be accounted for separately, versus together, may require judgment. For arrangements that contain multiple performance obligations we allocate the transaction price to the various performance obligations based on standalone selling price, or SSP. Therefore, judgment is required to determine SSP for each distinct performance obligation. We utilize several inputs when determining SSP, including sales of goods and services sold on a standalone basis, our overall pricing strategies, market conditions and data, including the geographic locations in which the products and services are sold, the useful life of our products, and market data. We may modify our go-to-market practices in the future, which may result in changes to SSP for one or more of our performance obligations. Any such changes to SSP could impact the pattern and timing of revenue recognition for identical arrangements executed in future periods but will not change the total revenue recognized for any given arrangement.

We have certain revenue contracts that involve the use of third-party vendors. As part of our product and service offerings, we offer our customers with optional add-on tools that enable customers to utilize these third-party applications with our products. As such, these contracts with customers involve both the purchase and sale of services with the third-party vendor counterparty. In these arrangements, we assess each contract to determine if the revenue and expense should be presented on a gross or net basis. The determination as to whether revenue should be reported gross of amounts billed to customers (gross basis) or net of payments to the third vendors (net basis) requires judgment, which is based on our assessment of whether we are acting as the principal or an agent in the transaction. We have determined that we act as the principal with the optional add-on tools provided by vendors because we are the primary obligor in the arrangement, we direct the use of the add-on features, we establish pricing, and we establish and maintain a direct relationship with the customer. Based on these and other factors, we report revenue from contracts that involve the use of third-party vendors on a gross basis.

Goodwill Impairment Assessment

Goodwill represents the excess of cost over fair value of identified assets acquired and liabilities assumed by MariaDB in an acquisition of a business. The determination of the value of goodwill and intangible assets arising from a business combination requires extensive use of accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. We test goodwill for impairment at least annually or more frequently whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. We use qualitative factors to determine whether it is more likely than not (likelihood of more than 50%) that the fair value of a reporting unit exceeds its carrying amount, including goodwill. Some of the qualitative factors considered in applying this test include consideration of macroeconomic conditions, industry and market conditions, cost factors affecting the business, and overall financial performance of the business. If qualitative factors are not deemed sufficient to conclude that it is more likely than not that the fair value of the reporting unit exceeds its carrying amount, then a one-step approach is applied in making an evaluation. The evaluation utilizes multiple valuation methodologies, including a market approach (market price multiples of comparable companies) and an income approach (discounted cash flow analysis). The computations require management to make significant estimates and assumptions, including, among other things, selection of comparable companies, the discount rate applied to future earnings reflecting a weighted average cost of capital, and earnings growth assumptions. A discounted cash flow analysis requires management to make various assumptions about future sales, operating margins, capital expenditures, working capital and growth rates. If the evaluation results in the fair value of the reporting unit being lower than the carrying value, an impairment charge is recorded.

Changes in the technology industry occur frequently and quickly. Therefore, there can be no assurance that a charge to operating expenses will not occur as a result of future goodwill impairment tests. To date, we have not recorded any impairment charges related to our goodwill.

Warrant Liabilities

We account for our preferred share warrants issued in connection with various financing transactions based upon the characteristics and provisions of the instrument. The preferred share warrants were issued for no cash consideration as detachable freestanding instruments but can be converted to convertible preferred shares at the holder’s option based on the exercise price of the warrant. However, the deemed liquidation provisions of the convertible preferred shares are considered contingent redemption provisions that are not solely within the control of MariaDB.

We recognize warrants to purchase shares of our convertible preferred shares as warrant liabilities, measured at fair value at inception and subsequently re-measured each reporting period with fair value gains and losses recognized in the consolidated statements of operations and comprehensive loss. We estimate the fair value of these liabilities using the Black-Scholes option pricing model and assumptions that are based on the individual characteristics of the warrants or instruments on the valuation date, as well as assumptions for expected volatility, expected life, yield, and risk-free interest rate. We will continue to adjust the liability for changes in fair value until the earlier of the exercise of the warrants, the expiration of the warrants, or until such time as the warrants are no longer considered a liability.

Stock Based Compensation

We recognize stock-based compensation expense for all stock awards based on the grant-date fair value of the awards. We use the Black-Scholes option pricing model for valuing stock option awards. The fair value of an award is recognized as an expense ratably over the requisite service period. We account for forfeitures as they occur.

The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying common shares, the expected term of the option, the expected volatility of the market, risk-free interest rates, and the expected dividend yield of our common shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

Common Stock Share Valuations

The fair value of the common shares underlying our stock-based awards has historically been determined by our board of directors with input from management and corroboration from contemporaneous third-party valuations. We believe that our board of directors has the relevant experience and expertise to determine the fair value of our common shares. Given the absence of a public trading market of our common shares, and in accordance with the American Institute of Certified Public Accountants Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, our board of directors exercised reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of the fair value of our common shares at each grant date. These factors include:

•	Contemporaneous valuations of our common shares performed by independent third-party specialists;

•	The prices, rights, preferences, and privileges of our convertible preferred shares relative to those of our common shares;

•

The prices paid for common or convertible preferred shares sold to third-party investors by us and prices paid in secondary transactions for shares repurchased by us in arm’s-length transactions, including any tender offers;

•	The lack of marketability inherent in our common shares;

•	Our actual operating and financial performance;

•	Our current business conditions and projections;

•	The hiring of key personnel and the experience of our management;

•	The history of our company and the introduction of new products;

•	Our stage of development;

•	The likelihood of achieving a liquidity event, such as an initial public offering (IPO), a merger, or acquisition of our company given prevailing market conditions;

•	The operational and financial performance of comparable publicly traded companies; and

•	The U.S. and global capital market conditions and overall economic conditions.

In valuing our common shares, the fair value of our business was determined using various valuation methods, including combinations of income and market approaches with input from management. The income approach estimates value based on the expectation of future cash flows that a company will generate. These future cash flows are discounted to their present values using a discount rate that is derived from an analysis of the cost of capital of comparable publicly traded companies in our industry or similar business operations as of each valuation date and is adjusted to reflect the risks inherent in our cash flows. The market approach estimates value based on a comparison of our company to comparable public companies in a similar line of business. From the comparable companies, a representative market value multiple is determined and then applied to the subject company’s financial forecasts to estimate the value of our company.

For each valuation, the fair value of our business determined by the income and market approaches was then allocated to the common shares using either (1) current value method, (2) the probability-weighted expected return method, or the (3) the option-pricing method. Based on the analysis of these allocation methods, it was concluded that the Option Pricing Method was the most likely to provide meaningful valuation information.

Application of these approaches and methodologies involves the use of estimates, judgments, and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and future cash flows, discount rates, market multiples, the selection of comparable public companies, and the probability of and timing associated with possible future events. Changes in any or all of these estimates and assumptions or the relationships between those assumptions impact our valuations as of each valuation date and may have a material impact on the valuation of our common shares.

For valuations after the closing of the Business Combination, the board of directors of the Combined Company will determine the fair value of each Combined Company Ordinary Share based on the closing price of the Combined Company Ordinary Shares as reported on the date of grant.

Income Tax Provision

The provision for income taxes in the historical consolidated statements of operations and comprehensive loss consists of local and foreign income taxes. Following the Business Combination, we will be subject to U.S. federal and state income taxes, in addition to local and foreign income taxes, with respect to our allocable share of any taxable income that will flow through to its interest holders, including us.

Taxes are accounted for using the asset and liability method of accounting. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of differences between the carrying amounts of assets and liabilities and their respective tax basis, using tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period when the change is enacted.

Deferred tax assets are reduced by a valuation allowance when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the realizability of our deferred tax assets, we review all available positive and negative evidence, including reversal of deferred tax liabilities, potential carrybacks, projected future taxable income, tax planning strategies, and recent financial performance. As we have sustained a cumulative pre-tax loss, we considered it appropriate to maintain a full valuation allowance against our deferred tax assets at September 30, 2022 and 2021, respectively. We intend to continue maintaining a full valuation allowance on our deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of the valuation allowance could result in the recognition of certain deferred tax assets and liabilities in the period the release is recorded. However, the exact timing and amount of the valuation allowance release are subject to change on the basis of the level of profitability that we are able to actually achieve.

U.S. GAAP requires us to recognize tax benefits in an amount that is more-likely-than-not to be sustained by the relevant taxing authority upon examination. We analyze our tax filing positions in all of the U.S. federal, state, local and foreign tax jurisdictions where we are required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, we determine that uncertainties in tax positions exist that do not meet the minimum threshold for recognition of the related tax benefit, a liability is recorded in the combined financial statements. We recognize interest and penalties, if any, related to unrecognized tax benefits as general and administrative expenses in the consolidated statements of operations. If recognized, the entire amount of unrecognized tax positions would be recorded as a reduction in the provision for income taxes.

Tax laws are complex and subject to different interpretations by the taxpayer and respective governmental taxing authorities. Significant judgment is required in determining tax expense and in evaluating tax positions, including evaluating uncertainties under U.S. GAAP. We review our tax positions quarterly and adjust our tax balances as new information becomes available.

Business Combinations

We apply the provisions of ASC 805, Business Combinations, in accounting for our acquisitions. We allocate the fair value of purchase consideration to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The excess fair value of purchase considerations over the values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair value of assets acquired and liabilities assumed, our management makes significant estimates and assumptions, especially with respect to intangible assets. Significant estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, expected future cash flows, discount rates, customer attrition rates, and useful lives. While we use our best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, our estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the business acquisition date, we record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of a business acquisition’s measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to our consolidated statements of operations.

Although we believe that the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based in part on historical experience and information obtained from the management of the acquired companies and are inherently uncertain. Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.

Recent Accounting Pronouncements

For more information, see Note 2 to the MariaDB Audited Consolidated Financial Statements.

Emerging Growth Company and Smaller Reporting Company Status

We are an “emerging growth company,” as defined in the JOBS Act. The JOBS Act provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an “emerging growth company” to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, therefore, for new or revised accounting standards applicable to public companies, we will be subject to an extended transition period until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an “emerging growth company” or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. The Combined Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of Combined Company Ordinary Shares that is held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter, (ii) the last day of the fiscal year in which the Combined Company has total annual gross revenue of $1.235 billion or more during such fiscal year (as indexed for inflation), (iii) the date on which the Combined Company has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) September 30, 2026.

Additionally, the Combined Company will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. The Combined Company will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of Combined Company ordinary shares held by non-affiliates exceeds $250 million as of the end of that year’s second fiscal quarter, or (ii) its annual revenues exceeded $100 million during such completed fiscal year and the market value of Combined Company ordinary shares held by non-affiliates equals or exceeds $700 million as of the end of that year’s second fiscal quarter. To the extent the Combined Company takes advantage of such reduced disclosure obligations, it may also make comparison of its financial statements with other public companies difficult or impossible.